Exhibit 99.2
OFFER TO PURCHASE AND CONSENT SOLICITATION STATEMENT
RELIANCE STEEL & ALUMINUM CO.
Offer to Purchase for Cash any and all outstanding 10 3/4% Senior Notes due 2016 issued by PNA Group,
Inc. (CUSIP No. 69346R AB4, the “Fixed Notes”) and outstanding Senior Floating Rate Toggle Notes due 2013 issued by PNA Intermediate Holding Corporation (CUSIP No. 693463 AB7, the “Floating Notes”
and, together with the Fixed Notes, the “Notes”)
Solicitation of Consents to amend the Indenture for the Fixed Notes dated August 15, 2006, as amended (the “Fixed Note Indenture”), and the Indenture for the Floating Notes dated February 12,
2007, as amended (the “Floating Note Indenture” and, together with the Fixed Note Indenture, the
“Indentures”)

Each Tender Offer will expire at 5:00 p.m., New York City time, on August 1, 2008, unless extended or earlier terminated by Reliance Steel & Aluminum Co. in its sole discretion (such time and date, as the same may be extended or earlier terminated, the “Expiration Date”). Each Consent Solicitation will expire at 5:00 p.m., New York City time, on July 15, 2008, unless extended or earlier terminated (such time and date, as the same may be extended or earlier terminated, the “Consent Date”). Tendered Notes may be withdrawn, and the related Consents may be revoked, at any time prior to the Consent Date, but not thereafter. Holders of Notes (“Holders”) who wish to tender their Notes pursuant to the Tender Offers must consent to the Amendments (as defined below) and Holders may not deliver Consents without tendering the related Notes. Holders must tender Notes and deliver their Consents on or prior to the Consent Date in order to be eligible to receive the Consent Payment. The Tender Offers are conditioned upon, among other things, the closing of the acquisition of 100% of the outstanding capital stock of PNA Group Holding Corporation (“PNA Holding”) by RSAC Management Corp. (“RSAC”) pursuant to the Stock Purchase Agreement dated June 16, 2008 by and among PNA Holding, RSAC and the stockholders of PNA Holding (the “Acquisition”).
     Reliance Steel & Aluminum Co., a California corporation (“Reliance,” “we” or “us”), hereby offers, upon the terms and subject to the conditions set forth in this Offer to Purchase and Consent Solicitation Statement (as the same may be amended or supplemented, the “Offer to Purchase”) and the related Letter of Transmittal and Consent (as the same may be amended or supplemented, the “Letter of Transmittal”), to purchase for cash any and all outstanding 10 3/4% Senior Notes due 2016 issued by PNA Group, Inc. (“PNA Group”) and any and all outstanding Senior Floating Rate Toggle Notes due 2013 issued by PNA Intermediate Holding Corporation (“PNA Intermediate” and, together with PNA Group, the “Issuers”) . The offer to purchase each of the Fixed Notes and the Floating Notes is a separate offer (each a “Tender Offer” and collectively, the “Tender Offers”).
     The total consideration for each $1,000 principal amount of Fixed Notes validly tendered and not validly withdrawn pursuant to the Tender Offer therefor is $1,205.75 (the “Total Fixed Consideration”). The Total Fixed Consideration was determined by reference to the sum of (a) 35% of $1,107.50 (being the price, as described the terms of the Fixed Notes, at which 35% principal amount of the Fixed Notes may be redeemed with the net proceeds of certain qualified equity offerings ) and (b) 65% of $1,258.66 (being an estimate of the “make-whole” redemption price for the Fixed Notes based on U.S. Treasury yields as of 11:00 a.m., New York City time, on July 1, 2008 and a spread of 50 basis points). The Total Fixed Consideration includes a consent payment of $20.00 per $1,000 principal amount of Fixed Notes purchased (the “Fixed Consent Payment”). The total consideration for each $1,000 principal amount of Floating Notes validly tendered and not validly withdrawn pursuant to the Tender Offer therefor is $1,020.00 (the “Total Floating Consideration” and, together with the Total Fixed Consideration, the “Total Consideration”). The Total Floating Consideration includes a consent payment of $20.00 per $1,000 principal amount of Floating Notes purchased (the “Floating Consent Payment” and, together with the Fixed Consent Payment, the “Consent Payments”). The Consent Payments will be made in respect of Notes validly tendered and not validly withdrawn as to which Consents (as defined below) to the Amendments are delivered on or prior to 5:00 p.m., New York City time, on July 15, 2008. Holders must validly tender and not validly withdraw Notes on or prior to the Consent Date in order to be eligible to receive the Total Consideration for such Notes purchased in the Tender Offers. Holders who validly tender their Fixed Notes after the Consent Date and on or prior to the Expiration Date will be eligible to receive an amount, paid in cash, equal to $1,185.75 per $1,000 principal amount of Fixed Notes, representing the Total Fixed Consideration less the $20.00 Fixed Consent Payment (the “Fixed Tender Offer Consideration”). Holders who validly tender their Floating Notes after the Consent Date and on or prior to the Expiration Date will be eligible to receive an amount, paid in cash, equal to $1,000 per $1,000 principal amount of Floating Notes, representing the Total Floating Consideration less the $20.00 Floating Consent Payment (the “Floating Tender Offer Consideration” and, together with the Fixed Tender Offer Consideration, the “Tender Offer Consideration”). Holders whose Notes are purchased in the Tender Offers will also be paid accrued and unpaid interest on such Notes (“Accrued Interest”) from the last interest payment date to, but not including, the settlement date for Notes purchased pursuant to the Tender Offers (the “Settlement Date”).

		Outstanding	Total Consideration (per $1,000		Consent Payment (per $1,000
Title of Security	CUSIP No.	Principal Amount	principal amount)		principal amount)
PNA Group, Inc. 10 3/4% Senior Notes due 2016	69346R AB4	$250,000,000	$1,205.75	(1)	$20.00
PNA Intermediate Holding Corporation Senior Floating Rate Toggle Notes due 2013	693463 AB7	$170,000,000	$1,020.00	(2)	$20.00

(1)	Includes the Fixed Consent Payment of $20.00 per $1,000 principal amount of Fixed Notes purchased.

(2)	Includes the Floating Consent Payment of $20.00 per $1,000 principal amount of Floating Notes purchased.
     Concurrently with the Tender Offers, Reliance is soliciting, upon the terms and subject to the conditions set forth in this Offer to Purchase and the Letter of Transmittal (which together constitute the “Consent Solicitations”), consents (“Consents”) from Holders to certain proposed amendments (the “Amendments”) to each of the Indentures and the Notes. The Amendments would eliminate substantially all of the restrictive covenants contained in the Indentures and the Notes (other than the covenants related to change of control offers) as well as certain events of default. If you tender your Notes pursuant to the Tender Offer, you must consent to the Amendments with respect to such tendered Notes. Adoption of the Amendments with respect to each Indenture requires the consent of the Holders of a majority in aggregate principal amount of outstanding Notes issued pursuant to such Indenture not owned by the Issuers or their affiliates. See “The Amendments.”
     Our obligation to purchase Notes under each of the Tender Offers and pay for Consents under each of the Consent Solicitations is subject to certain conditions, including the closing of the Acquisition, but the Tender Offers are not conditioned upon any minimum principal amount of the Notes being tendered or upon the receipt of Consents necessary to approve the Amendments. Neither Tender Offer is conditioned upon the completion of the other Tender Offer.
     Any questions or requests for assistance concerning the terms of the Tender Offers or the Consent Solicitations may be directed to Citigroup Global Markets Inc. (the “Dealer Manager”) at the address and the telephone numbers set forth on the back cover of this Offer to Purchase. Any questions or requests for assistance concerning the Tender Offers or the Consent Solicitations or for additional copies of this Offer to Purchase or the Letter of Transmittal may be directed to Global Bondholder Services Corporation (the “Information Agent”) at the address and telephone numbers set forth on the back cover of this Offer to Purchase. Beneficial owners may also contact their broker, dealer, commercial bank, trust company or other nominee (each a “Custodian”) for assistance concerning the Tender Offers and the Consent Solicitations.
     NONE OF RELIANCE STEEL & ALUMINUM CO., PNA HOLDING, THE ISSUERS, THE DEALER MANAGER, THE INFORMATION AGENT OR THE DEPOSITARY (AS DEFINED HEREIN) MAKES ANY RECOMMENDATION AS TO WHETHER OR NOT HOLDERS SHOULD TENDER THEIR NOTES PURSUANT TO THE TENDER OFFERS OR DELIVER CONSENTS PURSUANT TO THE CONSENT SOLICITATIONS. EACH HOLDER MUST MAKE ITS OWN DECISION AS TO WHETHER TO TENDER ITS NOTES, WHETHER TO DELIVER ITS CONSENTS, AND, IF SO, THE PRINCIPAL AMOUNT OF THE NOTES AS TO WHICH ACTION IS TO BE TAKEN.
The Dealer Manager for the Tender Offers and Consent Solicitations is:
Citi
July 1, 2008

IMPORTANT INFORMATION
     Holders should take note of the following dates in connection with the Tender Offers and Consent Solicitations:

Date	Calendar Date	Event
Commencement Date	July 1, 2008	Commencement of the Tender Offers and Consent Solicitations subject to the terms and conditions set forth in the Offer to Purchase and Letter of Transmittal.

Consent Date	5:00 p.m., New York City time, on July 15, 2008, unless extended or earlier terminated by Reliance in its sole discretion.	The last day and time for Holders to deliver their Consents pursuant to the Consent Solicitations in order to be eligible to receive the Total Consideration including the Consent Payment. Holders validly tendering Notes and delivering Consents after the Consent Date and on or prior to the Expiration Date will be eligible to receive only the Tender Offer Consideration, namely the Total Consideration less the Consent Payment.

The last day and time for Holders to validly withdraw tendered Notes and revoke delivered Consents.

Expiration Date	5:00 p.m., New York City time, on August 1, 2008, unless extended or earlier terminated by Reliance in its sole discretion.	The last day and time for Holders to tender Notes pursuant to the Tender Offers in order to be eligible to receive the Tender Offer Consideration and the unpaid Accrued Interest.

Settlement Date	For Notes that have been validly tendered and not validly withdrawn on or prior to the Expiration Date and that are accepted for purchase, the Settlement Date will be one business day following the Expiration Date, namely August 4, 2008, assuming the Expiration Date is not extended.	Payment of the Total Consideration and the unpaid Accrued Interest for all Notes validly tendered, and not validly withdrawn on or prior to the Consent Date.

Payment of the Tender Offer Consideration (namely, the Total Consideration less the Consent Payment) and the unpaid Accrued Interest for all Notes validly tendered, and not validly withdrawn, after the Consent Date and on or prior to the Expiration Date.
     Upon the terms and subject to the conditions set forth in the Offer to Purchase and Letter of Transmittal, we hereby offer to pay an amount in cash equal to the Total Consideration plus the unpaid Accrued Interest to each Holder that validly tenders its Notes and delivers Consents, and does not validly withdraw such tender or revoke such Consents, on or prior to the Consent Date. Holders who validly tender Notes and deliver Consents after the Consent Date and on or prior to the Expiration Date will be eligible to receive only the Tender Offer Consideration plus unpaid Accrued Interest. Payment of such amounts is expected to be made on the Settlement Date.
     If either of the Tender Offers is terminated or withdrawn by us, neither the applicable Total Consideration nor the applicable Tender Offer Consideration will be paid or become payable with respect to such terminated or withdrawn Tender Offer. If either of the Consent Solicitations is terminated or withdrawn by us, the applicable Consent Payment will not be paid or become payable with respect to such terminated or withdrawn Consent Solicitation. In the event of a termination or withdrawal of either of the Tender Offers without any Notes being

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purchased thereunder, the Notes tendered pursuant to such terminated or withdrawn Tender Offer will be promptly returned to the tendering Holders.
     Notes tendered may be validly withdrawn and Consents delivered may be validly revoked at any time on or prior to the Consent Date, but not thereafter. A valid withdrawal of tendered Notes shall be deemed a valid revocation of the related Consent.
     All Notes accepted for purchase in the Tender Offers will cease to accrue interest on the Settlement Date, unless Reliance defaults in the payment of amounts payable pursuant to the applicable Tender Offer and Consent Solicitation. All Notes not tendered or accepted for purchase shall continue to accrue interest. Payment for Notes validly tendered and, to the extent applicable, Consents validly delivered, and accepted for purchase will be made by our deposit of immediately available funds with Global Bondholder Services Corporation, the depositary for the Tender Offers and the Consent Solicitations (the “Depositary”), or, upon the Depositary’s instructions, to The Depository Trust Company (“DTC”), which will act as agent for the tendering Holders for the purpose of receiving payments from us and transmitting such payments to Holders entitled thereto.
     Reliance expressly reserves the right, in its sole discretion, subject to the requirements of applicable law, (i) to terminate or withdraw either or both of the Tender Offers or Consent Solicitations, (ii) to extend the Expiration Date or the Consent Date with respect to either or both of the Tender Offers or Consent Solicitations, (iii) to waive any of the conditions to either or both of the Tender Offers and Consent Solicitations and (iv) to amend the terms of either or both of the Tender Offers or Consent Solicitations, subject to any obligation under applicable law to extend the period of time the amended Tender Offers or Consent Solicitations remains open. The foregoing rights are in addition to our right to delay acceptance for payment of Notes tendered or Consents delivered under the Tender Offers or Consent Solicitations.
     From time to time after the Expiration Date, or after termination or withdrawal of the Tender Offers, we or our affiliates may acquire any Notes that are not tendered and purchased pursuant to the Tender Offers through open-market purchases, privately negotiated transactions, tender offers, exchange offers, redemptions or otherwise, upon such terms and at such prices as we may determine (or as may be provided for in the Indentures), which may be more or less than the prices offered pursuant to the Tender Offers and could be for cash or other consideration. There can be no assurance as to which, if any, of these alternatives or combinations thereof we or our affiliates will choose to pursue in the future.
     See “Certain Significant Considerations” and “Material U.S. Federal Income Tax Considerations” for a discussion of certain factors that should be considered in evaluating the Tender Offers and the Consent Solicitations.
     This Offer to Purchase does not constitute an offer to purchase Notes or a solicitation of Consents in any jurisdiction in which, or to or from any person to or from whom, it is unlawful to make such offer or solicitation under applicable securities or “blue sky” laws. Subject to applicable law, delivery of this Offer to Purchase shall not under any circumstances create any implication that the information contained herein is correct as of any time subsequent to the date hereof or that there has been no change in the information set forth herein or in the affairs of Reliance, PNA Holding, the Issuers or any of their respective subsidiaries or affiliates since the date hereof.

     THIS OFFER TO PURCHASE AND THE LETTER OF TRANSMITTAL CONTAIN IMPORTANT INFORMATION THAT SHOULD BE READ BEFORE ANY DECISION IS MADE WITH RESPECT TO THE TENDER OFFERS OR THE CONSENT SOLICITATIONS.

     Any Holder desiring to tender Notes and deliver a Consent should either (a) complete and sign the Letter of Transmittal or a facsimile copy in accordance with the instructions contained therein, mail or deliver it and any other required documents to the Depositary, and deliver the certificates for the tendered Notes to the Depositary (or transfer such Notes pursuant to the book-entry transfer procedures described herein), (b) request the Holder’s Custodian to effect the transaction or (c) tender through DTC using its Automated Tender Offer Program (“ATOP”). A Holder with Notes held through a Custodian must contact that Custodian if such Holder desires to tender those Notes and deliver its Consent and promptly instruct such Custodian to tender such Notes and deliver its Consent on its behalf. See “Procedures for Tendering Notes and Delivering Consents.” Please note that if Notes are held by a Custodian, the Custodian may have an earlier deadline for tendering Notes pursuant to the Tender Offers than the Expiration Date and may have an earlier deadline for delivery of Consents pursuant to the Consent Solicitations than the Consent Date.
     Any questions or requests for assistance or for additional copies of this Offer to Purchase, the Letter of Transmittal or any of the other offer documents may be directed to the Information Agent at the address and telephone numbers set forth on the back cover of this Offer to Purchase. A Holder may also contact the Dealer Manager at its telephone numbers set forth on the back cover of this Offer to Purchase or such Holder’s Custodian for assistance concerning the Tender Offers and the Consent Solicitations.
     Adoption of the Amendments may have adverse consequences to Holders whose Notes are not tendered and purchased in the Tender Offers because Notes outstanding after consummation of the Tender Offers will not be entitled to the benefit of substantially all the restrictive covenants (other than covenants related to change of control offers) and certain event of default provisions. In addition, following consummation of the Tender Offers and adoption of the Amendments, the liquidity of the trading market for any Notes that remain outstanding may be significantly reduced. See “Certain Significant Considerations” and “The Amendments.”
     None of Reliance Steel & Aluminum Co., PNA Holding, the Issuers, their respective management or boards of directors, the Dealer Manager, the Depositary, the Information Agent, the trustee for the Notes (the “Trustee”) or their respective affiliates makes any recommendation to any Holder as to whether to tender any Notes in connection with the Tender Offers or to deliver any Consents in connection with the Consent Solicitations. None of Reliance Steel & Aluminum Co., PNA Holding, the Issuers their management or boards of directors, the Dealer Manager, the Depositary, the Information Agent or the Trustee has authorized any person to give any information or to make any representation in connection with the Tender Offers or the Consent Solicitations other than the information and representations contained in this Offer to Purchase and the Letter of Transmittal. If anyone makes any recommendation or representation or gives any such information, you should not rely upon that recommendation, information or representation as having been authorized by Reliance Steel & Aluminum Co., PNA Holding, the Issuers, the Dealer Manager, the Depositary, the Information Agent or the Trustee.

AVAILABLE INFORMATION
     The Issuers file reports and other information with the Securities and Exchange Commission (the “SEC”). These filings may be inspected and copied at the public reference facilities of the SEC located at 100 F Street, N.E., Washington, D.C. Copies of such material may be obtained by mail, upon payment of the SEC’s prescribed rates, by writing to the Public Reference Section of the SEC located at 100 F Street, N.E., Washington, D.C. 20549, and also may be obtained without charge from the SEC’s website at http://www.sec.gov.
     We have derived all disclosures contained in this Offer to Purchase regarding PNA Holding and the Issuers from the publicly available documents described in the preceding paragraph. We do not make any representations or warranties with respect to any of the information contained in the publicly disseminated documents or SEC filings of the Issuers, nor do we represent or warrant that the Issuers have made all filings required by law and the SEC’s regulations. Reference is made to the SEC filings of the Issuers solely to inform you of their availability. The Issuers’ SEC filings are not incorporated by reference into this Offer to Purchase. We cannot give any assurance that all events occurring prior to the date hereof (including events that would affect the accuracy or completeness of the publicly available documents described in the preceding paragraph) that could affect the prices of the Notes have been publicly disclosed. Subsequent disclosure of any such events or the disclosure of or failure to disclose material future events concerning the Issuers could affect the values of the Notes.
     Reliance is subject to the periodic reporting requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and our SEC filings can be obtained in the same manner as described above with respect to the SEC filings of the Issuers.
THE ACQUISITION
     On June 16, 2008, RSAC, a California corporation that is a wholly-owned subsidiary of Reliance, entered into an agreement (the “Stock Purchase Agreement”) with PNA Holding, a Delaware corporation and the parent corporation of the Issuers, and its stockholders, Platinum Equity Capital Partners, L.P., Platinum Equity Capital Partners – A, L.P., Platinum Equity Capital Partners – PF, L.P., and Platinum Travel Principals, LLC (collectively, the “Stockholders”), to acquire the outstanding capital stock of PNA Holding. RSAC agreed to pay to the Stockholders cash consideration of $315,000,000, subject to certain adjustments. RSAC and PNA Holding and the Stockholders have made customary representations, warranties and covenants to one another in the Stock Purchase Agreement, including, among other things, covenants that, prior to the closing of the Acquisition, PNA Holding (i) will operate its business in the ordinary course consistent with past practice and (ii) will not engage in certain kinds of transactions.
     The obligation of the parties to consummate the Acquisition is subject to a number of conditions, including, (i) the expiration or earlier termination of any waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, (ii) that no governmental authority shall have enacted, issued or effected any law or order making the Acquisition illegal or otherwise prohibiting the consummation of the Acquisition. Further, the obligation of the Stockholders to consummate the Acquisition is subject to a number of conditions, including (i) that the representations and warranties of RSAC contained in the Stock Purchase Agreement shall be true and correct (without giving effect to materiality qualifiers) on and as of the closing date with the same force and effect as though such representations and warranties had been made on and as of the closing date (other than those representations and warranties that are made as of another date, in which case such representations and warranties shall be true and correct as of such other date), except to the extent such failure to be true and correct does not, individually or in the aggregate, adversely affect the ability of RSAC to carry out its obligations under, and to consummate the transactions contemplated by, the Stock Purchase Agreement, (ii) that RSAC shall have duly performed and complied with, in all material respects, the covenants and agreements contained in the Stock Purchase Agreement to be performed or complied with by it prior to or at the closing date, and (iii) that PNA Holding shall have obtained the requisite consent of Bank of America, N.A. In addition, the obligation of RSAC to consummate the Acquisition is subject to a number of conditions, including (i) that the representations and warranties of the Stockholders and PNA Holding contained in the Stock Purchase Agreement shall be true and correct (without giving effect to materiality or materially adverse effect qualifiers) on and as of the closing date with the same force and effect as though such representations and warranties had been made on and as of the closing date (other than those representations and warranties that are made as of another date, in which case such representations and warranties shall be true and correct as of such other date), except to the extent such failure to be true and correct does not, individually or in the aggregate, result in a material adverse change in respect of the business of PNA Holding, (ii) that PNA Holding and the Stockholders shall have duly performed and complied with, in all material respects, the covenants and agreements contained in the Stock Purchase Agreement to be performed or complied with by it prior to or at the closing date and (iii) that there shall have been no material adverse change in respect of the business of PNA Holding. The closing of the Acquisition is not subject to any financing condition.
     The Stock Purchase Agreement may be terminated at any time prior to the closing of the Acquisition by either RSAC or PNA Holding if (i) the closing has not occurred before October 2, 2008, (ii) a governmental order prohibiting the transactions contemplated by the Stock Purchase Agreement has become final and nonappealable or (iii) both parties have mutually consented to the termination in writing.
     Each of the Indentures provides that, upon consummation of the Acquisition, we will be obligated to offer to purchase the Notes issued thereunder at a price equal to 101% of the principal amount thereof plus accrued and unpaid interest. If not purchased or redeemed pursuant to the terms of the Indentures, the Notes will remain obligations of the Issuers. Reliance is not obligated by the Stock Purchase Agreement to make the Tender Offers or the Consent Solicitations and their completion is not a condition to the consummation of the Acquisition.
     Reliance included a copy of the Stock Purchase Agreement with its Current Report on Form 8-K filed on June 19, 2008, which may be obtained without charge from the SEC’s website as described in “Available Information.”

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SUMMARY
     This Offer to Purchase and the Letter of Transmittal contain important information that should be read carefully before any decision is made with respect to the Tender Offers or the Consent Solicitations. The following summary is qualified in its entirety by the more detailed information appearing elsewhere in this Offer to Purchase and the Letter of Transmittal. Capitalized terms not otherwise defined in this summary have the meanings assigned to them elsewhere in this Offer to Purchase and the Letter of Transmittal.

The Offeror	Reliance Steel & Aluminum Co., a California corporation (“Reliance”).

The Notes	10 3/4% Senior Notes due 2016 issued by PNA Group, Inc. (the “Fixed Notes”)

Senior Floating Rate Toggle Notes due 2013 issued by PNA Intermediate Holding Corporation (the “Floating Notes” and, together with the Fixed Notes, the “Notes”)

The Tender Offers	We are offering to purchase for cash, upon the terms and subject to the conditions set forth in this Offer to Purchase and the Letter of Transmittal, any and all of the outstanding Notes validly tendered, and not validly withdrawn, on or prior to the Expiration Date. Holders who desire to tender Notes pursuant to the Tender Offers must consent to the Amendments and Holders may not deliver Consents without tendering the related Notes. See “The Tender Offers and Consent Solicitations.”

The Consent Solicitations	We are soliciting Consents to the Amendments to each of the Indentures and the Notes, which would eliminate substantially all of the restrictive covenants contained in the Indentures and the Notes (other than the covenants related to change of control offers) as well as certain events of default.

Consent Payment	If, but only, if Fixed Notes are accepted for purchase in the Tender Offer therefor, each Holder who validly delivered Consents to the Amendments relating to such Notes on or prior to the Consent Date shall be entitled to receive, as part of the Fixed Total Consideration, a Fixed Consent Payment in the amount of $20.00 per $1,000 principal amount of Fixed Notes that have been validly tendered and not validly withdrawn (and Consent not validly revoked) by such Holder on or prior to the Consent Date. If, but only, if Floating Notes are accepted for purchase in the Tender Offer therefor, each Holder who validly delivered Consents to the Amendments relating to such Notes on or prior to the Consent Date shall be entitled to receive, as part of the Floating Total Consideration, a Floating Consent Payment in the amount of $20.00 per $1,000 principal amount of Floating Notes that have been validly tendered and not validly withdrawn (and Consent not validly revoked) by such Holder on or prior to the Consent Date.

Total Consideration	The Total Consideration for each $1,000 principal amount of Notes validly tendered and not validly withdrawn pursuant to the Tender Offers is $1,205.75 in the case of the Fixed Notes and $1,020.00 in the case of the Floating Notes.

The Total Consideration includes a Consent Payment of $20.00 per $1,000 principal amount of Fixed Notes and $20.00 per $1,000 principal amount of Floating Notes. The Consent Payment will be made in respect of Notes that have been validly tendered and not validly withdrawn as to which Consents to the Amendments are delivered on or prior to 5:00 p.m., New York City time, on July 15, 2008, the Consent Date, if Notes are accepted for purchase in the Tender Offers, and regardless of whether the requisite Consents are delivered to approve the Amendments. Holders must validly tender and not validly withdraw Notes on or prior to the Consent Date in order to be eligible to receive the Total Consideration for such Notes purchased in the Tender Offer.

Tender Offer Consideration	Holders who validly tender their Fixed Notes after the Consent Date and on or prior to the Expiration Date will be eligible to receive only the Fixed Tender Offer Consideration equal to $1,185.75 per $1,000 principal amount of Fixed Notes tendered, representing an amount equal to the Total Fixed Consideration, less the $20.00 Fixed Consent Payment. Holders who validly tender their Floating Notes after the Consent Date and on or prior to the Expiration Date will be eligible to receive only the Floating Tender Offer Consideration equal to $1,000.00 per $1,000 principal amount of Floating Notes tendered, representing an amount equal to the Total Floating Consideration, less the $20.00 Floating Consent Payment.

Accrued Interest	Subject to the terms and conditions of the Tender Offers, in addition to the Total Consideration or the Tender Offer Consideration, as the case may be, Holders whose Notes are purchased in the Tender Offers will also be paid accrued and unpaid interest on such Notes from the last interest payment date to, but not including, the Settlement Date.

Consent Date	5:00 p.m., New York City time, on July 15, 2008, unless extended or earlier terminated by us in our sole discretion.

Expiration Date	5:00 p.m., New York City time, on August 1, 2008, unless extended or earlier terminated by us in our sole discretion. See “Expiration Date; Consent Time; Extension; Amendment and Termination.”

Settlement Date	For Notes that have been validly tendered and not validly withdrawn on or prior to the Expiration Date and that are accepted for purchase, the Settlement Date will be one business day following the Expiration Date. Assuming the Tender Offers are not extended, we expect that the Settlement Date will be August 4, 2008. See “Acceptance for Purchase and Payment.”

Purposes of the Tender Offers and the Consent Solicitations	The Tender Offers are being made in anticipation of, and are conditioned upon, the consummation of the acquisition by Reliance of 100% of the outstanding capital stock of PNA Holding (the “Acquisition”). The principal purpose of the Tender Offers is to acquire all of the outstanding Notes immediately following the consummation of the Acquisition and to eliminate substantially all of the restrictive covenants contained in the Indentures and the Notes (other than the covenants related to change of control offers) as well as certain events of default. Reliance also expects that the completion of the Tender Offers will reduce the interest expense it would otherwise begin to incur following the consummation of the Acquisition. See “Purposes of the Tender Offers and the Consent Solicitations.”

Conditions of the Tender Offers	Consummation of each of the Tender Offers is conditioned upon the satisfaction or waiver of the conditions described under “Conditions of the Tender Offers and Consent Solicitations,” including, but not limited to, the condition that we shall have, on or prior to the Expiration Date, completed the Acquisition. The Tender Offers are not conditioned upon any minimum principal amount of the Notes being tendered or upon the receipt of Consents necessary to approve the Amendments. Neither Tender Offer is conditioned upon the completion of the other Tender Offer. We reserve the right, in our sole discretion, with respect to each Tender Offer, to waive any or all conditions of such Tender Offer. See “Conditions of the Tender Offers and Consent Solicitations.”

Withdrawal Rights	Tenders of Notes may be withdrawn and Consents may be revoked at any time before the Consent Date, but not thereafter, by following the procedures described herein. A valid withdrawal of tendered Notes before the Consent Date shall be deemed a revocation of the related Consent. See “Withdrawal of Tenders; Revocation of Consents and Absence of Appraisal Rights.”

Procedures for Tendering Notes and Delivering Consents	Any Holder desiring to tender Notes and deliver Consents should either (a) complete and sign the Letter of Transmittal or a facsimile copy in accordance with the instructions therein, mail or deliver it and any other required documents to the Depositary, and deliver the certificates for the tendered Notes to the Depositary (or transfer such Notes pursuant to the book-entry transfer procedures described herein), (b) request the Holder’s Custodian to effect the transaction or (c) tender through DTC using ATOP. A Holder with Notes held through a Custodian must contact that Custodian if such Holder desires to tender those Notes and deliver a Consent and promptly instruct such Custodian to tender such Notes and deliver a Consent on its behalf. See “Procedures for Tendering Notes and Delivering Consents.”

The Amendments	The Amendments would eliminate substantially all of the restrictive covenants contained in each of the Indentures and the Notes (other than the covenants related to change of control offers) as well as certain event of default provisions. Adoption of the Amendments may have adverse consequences to Holders whose Notes are not tendered and purchased in the Tender Offers because Notes outstanding after consummation of the Tender Offers will not be entitled to the benefit of substantially all the restrictive covenants (other than the covenants related to change of control offers) and certain event of default provisions. See “Certain Significant Considerations” and “The Amendments.”

Material U.S. Federal Income Tax Considerations	For a discussion of material U.S. federal income tax considerations of the Tender Offers and the Consent Solicitations, see “Material U.S. Federal Income Tax Considerations.”

Certain Significant Considerations	For a discussion of certain considerations that may affect your decision as to whether to participate in the Tender Offers and the Consent Solicitations, see “Certain Significant Considerations.”

The Dealer Manager	Citigroup Global Markets, Inc.

The Depositary	Global Bondholder Services Corporation

The Information Agent	Global Bondholder Services Corporation

Trustee for the Notes	The Bank of New York

Additional Documentation; Further Information; Assistance	Any questions or requests for assistance concerning the terms of the Tender Offers or the Consent Solicitations may be directed to the Dealer Manager at the address and telephone numbers set forth on the back cover of this Offer to Purchase. Any questions or requests for assistance concerning the Tender Offers, the Consent Solicitations or for additional copies of this Offer to Purchase or the Letter of Transmittal may be directed to the Information Agent at the address and telephone numbers set forth on the back cover of this Offer to Purchase. Beneficial owners may also contact their Custodian for assistance concerning the Tender Offers and the Consent Solicitations.

DESCRIPTION OF THE NOTES
     The Fixed Notes were issued pursuant to the Indenture, dated as of August 15, 2006, between PNA Group, the Guarantors (as defined therein) and The Bank of New York, as trustee. The Floating Notes were issued pursuant to the Indenture, dated as of February 12, 2007, between PNA Intermediate and The Bank of New York, as trustee. The terms of the Fixed Notes and Floating Notes are those stated in their respective Indentures and those made part of the Indentures by reference to the Trust Indenture Act of 1939, as amended (the “Trust Indenture Act”). Holders are referred to the Indentures and the Trust Indenture Act for a statement thereof.
     The Fixed Notes were issued on August 15, 2006 and interest on the Fixed Notes accrues at 10 3/4% per annum, payable semi-annually in arrears on each March 1 and September 1 to the holders of record of the Fixed Notes as of the preceding February 15 and August 15. The Floating Notes were issued on February 12, 2007 and interest on the Floating Notes accrues at a floating rate, payable quarterly in arrears on each February 15, May 15, August 15 and November 15 to the holders of record of the Floating Notes as of the preceding February 1, May 1, August 1 and November 1.
     PNA Group may redeem all or a part of the Fixed Notes before September 1, 2011, at a redemption price equal to 100% of the principal amount of the Fixed Notes redeemed plus the applicable premium as of, and accrued and unpaid interest, if any, to, the applicable redemption date (subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date). PNA Group may redeem all or a part of the Fixed Notes after September 1, 2011 at specified redemption prices set forth in the Fixed Notes, plus accrued and unpaid interest to, but not including, the redemption date. PNA Group may also redeem prior to September 2009 up to 35% of the aggregate principal amount of the Fixed Notes at a redemption price equal to 110.75% of the principal amount thereof, plus accrued and unpaid interest, with proceeds from a “Qualified Equity Offering” (as defined in the Fixed Note Indenture). See “Certain Significant Considerations.”
     PNA Intermediate may redeem all or a part of the Floating Notes after February 15, 2008 at specified redemption prices set forth in the Floating Notes, plus accrued and unpaid interest to, but not including, the redemption date. See “Certain Significant Considerations.”
     The Indentures currently restrict, among other things, the ability of PNA Group and PNA Intermediate and the ability of most or all of their respective subsidiaries to incur additional indebtedness, pay dividends and make distributions, transfer and sell assets, create certain liens, engage in sale-leaseback transactions, engage in certain transactions with affiliates and consolidate or merge all or substantially all of its assets and the assets of its subsidiaries. However, the Amendments would eliminate substantially all of the restrictive covenants contained in the Indentures and the Notes (other than the covenants related to change of control offers) as well as certain events of default.
PURPOSES OF THE TENDER OFFERS AND CONSENT SOLICITATIONS
     The Tender Offers are being made in anticipation of, and are conditioned upon, the consummation of the Acquisition by Reliance of 100% of the outstanding capital stock of PNA Holding. The principal purpose of the Tender Offers is to acquire all of the outstanding Notes immediately following the consummation of the Acquisition and to eliminate substantially all of the restrictive covenants contained in the Indentures and the Notes (other than the covenants related to change of control offers) as well as certain events of default. Reliance also expects that the completion of the Tender Offers will reduce the interest expense it would otherwise begin to incur following the consummation of the Acquisition.

CERTAIN SIGNIFICANT CONSIDERATIONS
     In deciding whether to participate in the Tender Offers and the Consent Solicitations, each Holder should consider carefully, in addition to the other information contained in this Offer to Purchase, the following consequences.
Subsequent Redemption and Defeasance of the Notes
     Fixed Notes. In the event that Reliance does not receive sufficient Consents to effect the proposed Amendments to the Fixed Note Indenture, we intend to take one or more actions to redeem the then outstanding Fixed Notes promptly following the consummation of the Acquisition. These actions are likely to consist of one or more of the following:
•	Undertake a Qualified Equity Offering (as defined in the Fixed Note Indenture) which would enable us to redeem 35% of the then outstanding principal amount of the Fixed Notes at a redemption price of 110.75% of the principal amount thereof plus accrued and unpaid interest to the applicable redemption date;

•	Effect a redemption of the then outstanding Fixed Notes at a redemption price equal to 100% of the principal amount of Fixed Notes to be so redeemed, plus accrued and unpaid interest to the applicable redemption date, plus a premium equal to the greater of (i) 1.0% of the outstanding principal amount of the Fixed Notes to be redeemed and (ii) the excess of (a) the present value at such redemption date of a redemption price equal to 105.375% of the then outstanding principal amount of the Fixed Notes to be so redeemed plus all required interest payments due on such Fixed Notes through September 1, 2011 (excluding accrued but unpaid interest), computed using a discount rate equal to the Treasury Rate (as defined in the Fixed Note Indenture) as of such redemption date plus 50 basis points; over (b) the then outstanding principal amount of the Fixed Notes to be so redeemed.
     The Fixed Note Indenture requires us to deliver an officer’s certificate to the Trustee at least 45 days prior to a redemption of the Fixed Notes (or such shorter period as the Trustee may require) establishing a redemption date and to deliver a notice to the Holders of the Fixed Notes at least 30 days prior to such redemption date. Immediately upon delivery of such officer’s certificate to the Trustee, we intend to effect a defeasance, which would release PNA Group from its obligations under the Fixed Note Indenture pursuant to Section 8.2 of such Indenture. Pursuant to such defeasance, we will irrevocably deposit or cause to be deposited funds in an amount sufficient to pay and discharge the entire indebtedness on the Fixed Notes then outstanding, including all accrued and unpaid interest to the redemption date.
     In the event that Reliance receives sufficient Consents to effect the proposed Amendments to the Fixed Note Indenture, our plans to take any action with respect to the remaining outstanding Fixed Notes have not yet been determined.
     Floating Notes. Regardless of whether Reliance receives sufficient Consents to effect the proposed Amendments to the Floating Note Indenture, we intend to effect a redemption of the then outstanding Floating Notes promptly following the consummation of the Acquisition at a redemption price equal to 102.00% of the then outstanding principal amount thereof plus accrued and unpaid interest to the applicable redemption date.
     If Reliance does not receive sufficient Consents to effect the proposed Amendments to the Floating Note Indenture, we intend to effect a defeasance of the Floating Notes. The Floating Note Indenture requires us to deliver an officer’s certificate to the Trustee at least 45 days prior to a redemption of the Floating Notes (or such shorter period as the Trustee may require) establishing a redemption date and to deliver a notice to the Holders of the Floating Notes at least 30 days prior to such redemption date. Immediately upon delivery of such officer’s certificate to the Trustee, we intend to effect the defeasance, which would release PNA Intermediate from its obligations under the Floating Note Indenture pursuant to Section 8.2 of such Indenture. Pursuant to such defeasance, we will irrevocably deposit or cause to be deposited funds in an amount sufficient to pay and discharge the entire indebtedness on the Floating Notes then outstanding, including all accrued and unpaid interest to the redemption date.

Offer to Purchase Pursuant to a Change of Control
     Each of the Indentures will require that the Issuers of the respective Notes make an offer to purchase their respective Notes at a purchase price of 101% of the outstanding principal amount thereof plus accrued and unpaid interest, if any, to but not including the applicable purchase date within 30 days following the consummation of the proposed Acquisition.
Effects of the Amendments
     If the Amendments become operative, Notes that are not tendered and purchased pursuant to the Tender Offers will remain outstanding and will be subject to the terms of their respective Indentures as modified by the supplemental indentures effecting the Amendments. Among other things, as a result of the adoption of the Amendments, substantially all of the restrictive covenants contained in the Indentures (and related references in the Notes) (other than covenants related to change of control offers) as well as certain events of default with respect to the Notes will be eliminated and Holders of Notes not tendered and purchased will no longer be entitled to the benefits of such covenants and events of default. The elimination of these covenants and events of default will permit the Issuers to take certain actions previously prohibited that could increase the credit risks, adversely affect the market price and credit rating of the remaining Notes or otherwise be materially adverse to the interest of Holders. See “The Amendments.”
Subsequent Repurchase of the Notes
     We and our affiliates reserve the right, in our sole discretion, to purchase from time to time any Notes that remain outstanding after the Expiration Date or after termination or withdrawal of the Tender Offers through open-market purchases, privately negotiated transactions, tender offers, exchange offers, redemptions or otherwise, upon such terms and at such prices as we may determine (or as may be provided for in the Indentures), which may be more or less than the prices offered pursuant to the Tender Offers and could be for cash or other consideration.
Limited Trading Market
     To the extent that Notes are traded, prices for the Notes may fluctuate greatly depending on the trading volume and the balance between buy and sell orders. In addition, quotations for securities that are not widely traded, such as the Notes, may differ from actual trading prices and should be viewed as approximations. Holders of Notes are urged to contact their brokers to obtain the best available information as to current market prices. To the extent that Notes are purchased in the Tender Offers, the trading market for the Notes would become even more limited. A debt security with a smaller outstanding principal amount available for trading (a smaller “float”) may command a lower price than would a comparable debt security with a larger float. Therefore, the market price for Notes not purchased may be affected adversely to the extent that the principal amount of Notes tendered pursuant to the Tender Offers reduces the float. The reduced float may also make the trading price more volatile. There can be no assurance that any trading market will exist for the Notes following the consummation of the Tender Offers. The extent of the public market for the Notes following consummation of the Tender Offers will depend upon, among other things, the remaining outstanding principal amount of Notes, the number of Holders and the interest in maintaining a market in the Notes on the part of securities firms. We do not intend to create or sustain a market for any Notes that remain outstanding following the consummation of the Tender Offers.
Limited Public Information
     Pursuant to the requirements of the Indentures, the Issuers are each obligated to disseminate to Holders financial statements in the form that that would be required to be contained in annual and quarterly reports filed with the SEC pursuant to the Exchange Act if they were required to file such forms, even though such financial statements and reports would not be required under the Exchange Act so long as there are fewer than 300 record Holders of their respective Notes. If the Amendments are adopted and there are fewer than 300 record Holders of each of the Notes, the Issuers will not be obligated, and will likely cease, to disseminate such financial statements. If the Issuers cease to disseminate financial statements to Holders of the Notes, public information related to their capitalization, cash flows, net income and results of operations may not be available to Holders of the Notes or other investors, which may adversely affect liquidity and trading prices for the Notes.

THE TENDER OFFERS AND CONSENT SOLICITATIONS
     This Offer to Purchase and the Letter of Transmittal contain important information that should be read carefully before any decision is made with respect to the Tender Offers or the Consent Solicitations.
Introduction
     We hereby offer, upon the terms and subject to the conditions set forth in this Offer to Purchase and the Letter of Transmittal, to purchase for cash any and all of the outstanding Notes that are validly tendered (and not validly withdrawn prior to the Consent Date) to the Depositary on or prior to the Expiration Date for the consideration described below. Holders who validly tender their Notes on or prior to the Consent Date and who do not withdraw their Notes prior to the Consent Date will be eligible to receive the Total Consideration described below. Holders validly tendering Notes and delivering Consents after the Consent Date and on or prior to the Expiration Date will be eligible to receive only the Tender Offer Consideration, namely the Total Consideration less the Consent Payment. We will accept tenders of Notes in principal amounts of $1,000 or multiples thereof.
     The Board of Directors of Reliance has approved the Tender Offers and the Consent Solicitations. However, neither the respective Boards of Directors nor management of Reliance, PNA Holding or the Issuers is making any recommendation to the Holders as to whether to tender or refrain from tendering all or any portion of the Notes in the Tender Offers or to deliver or withhold Consents pursuant to the Consent Solicitations. Each Holder must decide whether to tender Notes, and if tendering, the principal amount of Notes to tender and to deliver Consents. The Holders are urged to review carefully all of the information contained in this Offer to Purchase and to obtain current market quotations for the Notes.
Total Consideration
     The Total Fixed Consideration for each $1,000 principal amount of Fixed Notes validly tendered and not validly withdrawn pursuant to the Tender Offer is $1,205.75. The Total Fixed Consideration includes a Fixed Consent Payment of $20.00 per $1,000 principal amount of Fixed Notes purchased. Reliance advises that the Total Fixed Consideration was determined by reference to the sum of (a) 35% of $1,107.50 (being the price, as described the terms of the Fixed Notes, at which 35% principal amount of the Fixed Notes may be redeemed with the net proceeds of certain qualified equity offerings ) and (b) 65% of $1,258.66 (being an estimate of the “make-whole” redemption price for the Fixed Notes based on U.S. Treasury yields as of 11:00 a.m., New York City time, on July 1, 2008 and a spread of 50 basis points). The Total Floating Consideration for each $1,000 principal amount of Floating Notes validly tendered and not validly withdrawn pursuant to the Tender Offer is $1,020.00. The Total Floating Consideration includes a Floating Consent Payment of $20.00 per $1,000 principal amount of Floating Notes purchased. The Consent Payments will be made in respect of Notes validly tendered and not validly withdrawn as to which Consents to the Amendments are delivered on or prior to 5:00 p.m., New York City time, on July 15, 2008, the Consent Date. Holders must validly tender and not validly withdraw Notes on or prior to the Consent Date in order to be eligible to receive the Total Consideration for such Notes purchased in the Tender Offers. Holders who validly tender their Fixed Notes after the Consent Date and on or prior to the Expiration Date will be eligible to receive the Fixed Tender Offer Consideration of $1,185.75 per $1,000 principal amount of Fixed Notes, representing the Total Fixed Consideration less the $20.00 Fixed Consent Payment. Holders who validly tender their Floating Notes after the Consent Date and on or prior to the Expiration Date will be eligible to receive the Floating Tender Offer Consideration of $1,000.00 per $1,000 principal amount of Floating Notes, representing the Total Floating Consideration less the $20.00 Floating Consent Payment. In each case, Holders whose Notes are purchased in the Tender Offers will also be paid unpaid Accrued Interest from the last interest payment date to, but not including, the Settlement Date.
     Unless we default in the payment of the amounts payable pursuant to the Tender Offers and the Consent Solicitations, all Notes accepted for purchase pursuant to the Tender Offers shall cease to accrue interest on the Settlement Date. All Notes not tendered or accepted for purchase shall remain outstanding immediately following the completion of the Tender Offers and will continue to accrue interest as provided in such Notes until otherwise redeemed, repurchased or retired. See “Certain Significant Considerations.”
     Notes tendered may be validly withdrawn at any time on or prior to the Consent Date, but not thereafter. A valid withdrawal of tendered Notes shall be deemed a valid revocation of the tender of the Notes and the related Consent. In the event of a termination or withdrawal of either or both the Tender Offers without any Notes being purchased thereunder, the Notes tendered pursuant to such terminated or withdrawn Tender Offer will be promptly returned to the tendering Holders. See “Withdrawal of Tenders; Revocation of Consents and Absence of Appraisal Rights.”

     Holders that tender their Notes pursuant to the Tender Offers and in accordance with the procedures described in this Offer to Purchase will be deemed to have delivered their Consent pursuant to the Consent Solicitations, whether or not the Notes are tendered prior to the Consent Date. Holders may not deliver Consents without tendering their Notes nor may they tender Notes without delivering Consents.
Source and Amount of Funds
     We estimate that we will need approximately $490 million to purchase all of the outstanding Notes and to pay all unpaid Accrued Interest on the Notes, assuming that all outstanding Notes are validly tendered prior to the Consent Date and that the Total Consideration equals $1,205.75 per $1,000 principal amount of Fixed Notes and $1,020.00 per $1,000 principal amount of Floating Notes and that the Settlement Date for the Tender Offers is August 4, 2008. We expect to use (i) capital raised through a future debt or equity financing, or a combination thereof, (ii) capital provided under our existing credit facility and/or (iii) our cash on hand to pay for all of the Notes we purchase in the Tender Offers and the related expenses.
     Payment for Notes validly tendered and Consents validly delivered and accepted for purchase will be made by our deposit of immediately available funds with the Depositary, or, upon the Depositary’s instructions, with DTC, which will act as agent for the tendering Holders for the purpose of receiving payments from us and transmitting such payments to Holders entitled thereto.
EXPIRATION DATE; CONSENT TIME; EXTENSION;
AMENDMENT AND TERMINATION
     The Tender Offers will expire at 5:00 p.m., New York City time, on August 1, 2008, unless extended or earlier terminated by us in our sole discretion. The Consent Solicitations will expire at 5:00 p.m., New York City time, on July 15, 2008, unless extended or earlier terminated by us in our sole discretion. If any of the Tender Offers or Consent Solicitations are extended, “Expiration Date” and “Consent Date” shall mean the time and date on which each of the Tender Offers and the Consent Solicitations, respectively, as so extended, expire. Subject to the requirements of applicable law, with respect to each Tender Offer and Consent Solicitation, we reserve the right to extend the Expiration Date or the Consent Date, from time to time or for such period or periods as we may determine in our sole discretion by giving oral (to be confirmed in writing) or written notice of such extension to the Depositary and by making a public announcement by press release to Business Wire or a similar service at or prior to 9:00 a.m., New York City time, on the next business day following the previously established Expiration Date or Consent Date, as the case may be. During any extension of a Tender Offer and Consent Solicitation, all Notes previously tendered and not accepted for purchase will remain subject to such Tender Offer and may, subject to the terms and conditions of such Tender Offer, be accepted for purchase by us.
     To the extent we are legally permitted to do so, subject to the requirements of applicable law, we reserve the absolute right, in our sole discretion, with respect to each Tender Offer and Consent Solicitation, to at any time (i) waive any condition to any of such Tender Offer and such Consent Solicitation or (ii) amend any of the terms of such Tender Offer and such Consent Solicitation. If we make a material change in the terms of any of the Tender Offers and the Consent Solicitations or waive a material condition of the Tender Offers and the Consent Solicitations, we will give oral (to be confirmed in writing) or written notice of such amendment or such waiver to the Depositary and, to the extent required by law, we will disseminate additional offer documents and extend the Tender Offers and Consent Solicitations. We reserve the right to terminate or withdraw either or both of the Tender Offers and Consent Solicitations. Any such termination or withdrawal will be followed promptly by public announcement thereof. In the event of a termination or withdrawal of either or both the Tender Offers without any Notes being purchased thereunder, we will promptly notify the Depositary and the Notes tendered pursuant to such terminated or withdrawn Tender Offer will be promptly returned to the tendering Holders. In the event that a Tender Offer is terminated or withdrawn, no consideration will be paid or become payable in respect of any Notes subject to such Tender Offer not previously accepted for purchase. See “Withdrawal of Tenders; Revocation of Consents and Absence of Appraisal Rights” and “Conditions of the Tender Offers and Consent Solicitations.”
     There can be no assurance that we will exercise our right to extend the Expiration Date or the Consent Date.
ACCEPTANCE FOR PURCHASE AND PAYMENT
     Upon the terms and subject to the conditions of each of the Tender Offers, we will accept for purchase Notes validly tendered pursuant to the Tender Offers (or defectively tendered, if such defect has been waived by us), and not validly withdrawn, upon the satisfaction or waiver of the conditions to the Tender Offers specified herein under “Conditions of the Tender Offers and Consent Solicitations.” We will promptly pay for Notes accepted. We reserve the right, in our sole discretion, with respect to each Tender Offer, to delay acceptance for purchase of Notes tendered under the Tender Offers or the payment for Notes accepted for purchase (subject to Rule 14e-1(c) under the Exchange Act, which requires that an offeror pay the consideration offered or return the securities deposited by or on behalf of the Holders thereof promptly after the expiration, termination or withdrawal of a tender offer), or to terminate the Tender Offers and not accept for purchase any Notes not theretofore accepted for purchase, if any of the conditions set forth under “Conditions of the Tender Offers and Consent Solicitations” shall not have been satisfied or waived by us or in order to comply with any applicable law. In all cases, payment for Notes accepted for purchase pursuant to the Tender Offers will be made only after timely delivery of certificates representing tendered Notes, confirmation of book-entry transfer of the Notes or satisfaction of DTC’s ATOP procedures, and receipt of any other documents required in connection therewith.
     Subject to the satisfaction or waiver of the conditions to the Tender Offers and the Consent Solicitations, we expect to accept for purchase Notes validly tendered and not withdrawn on or prior to the Expiration Date promptly after the Expiration Date. Payment of the Total Consideration or the Tender Offer Consideration, as the case may be, shall be made promptly following the Expiration Date.
     For purposes of each of the Tender Offer, we will be deemed to have accepted for purchase validly tendered Notes (or defectively tendered Notes, if such defect has been waived by us) and validly delivered Consents if, as and when we give oral (confirmed in writing) or written notice thereof to the Depositary. Payment for Notes and Consents accepted for purchase in the Tender Offers and Consent Solicitations on or prior to the Settlement Date will be made by us by depositing such payment with the Depositary, or, upon the Depositary’s instructions, with DTC, which will act as agent for the Holders for the purpose of receiving the Total Consideration or the Tender Offer Consideration, as the case may be, and unpaid Accrued Interest and transmitting such consideration to the Holders.
     Tenders of Notes pursuant to the Tender Offers will be accepted only in principal amounts equal to $1,000 or any multiple thereof. Holders whose Notes are being purchased only in part shall be issued new Notes in book-entry form only and equal in principal amount to the unpurchased portion of the Notes surrendered, which unpurchased portion must be equal to $1,000 in principal amount or multiples thereof. If, for any reason, acceptance for purchase of, or payment for, validly tendered Notes or validly delivered Consents pursuant to the Tender Offers or Consent Solicitations is delayed or we are unable to accept for purchase, or to pay for, validly tendered Notes or validly delivered Consents pursuant to the Tender Offers and Consent Solicitations, then the Depositary may, nevertheless, on our behalf, retain tendered Notes and delivered Consents, without prejudice to our rights described under “Expiration Date; Extension; Amendment and Termination,” “Conditions of the Tender Offers and Consent Solicitations” and “Withdrawal of Tenders; Revocation of Consents and Absence of Appraisal Rights” (subject to Rule 14e-l(c) under the Exchange Act, which requires that an offeror pay the consideration offered or return the securities deposited by or on behalf of the Holders thereof promptly after the expiration, termination or withdrawal of a tender offer). If any tendered Notes are not accepted for purchase for any reason pursuant to the terms and conditions of the Tender Offers, such Notes will be credited to the account from which such Notes were delivered promptly following the Expiration Date or the termination or withdrawal of the Tender Offers.
     We reserve the right to transfer or assign, in whole or from time to time in part, to one or more of our affiliates the right to purchase all or any portion of the Notes tendered pursuant to the Tender Offers or Consents delivered pursuant to the Consent Solicitations, but any such transfer or assignment will not relieve us of our obligations under the Tender Offers or Consent Solicitations and will in no way prejudice the rights of tendering Holders to receive payment for their Notes validly tendered and Consents validly delivered, and accepted for purchase pursuant to the Tender Offers and Consent Solicitations. Holders whose Notes are tendered and accepted for purchase pursuant to the Tender Offers will be entitled to unpaid Accrued Interest on their Notes up to, but not including, the Settlement Date. Under no circumstances will any additional interest be payable because of any delay in the transmission of funds to the Holders of purchased Notes or otherwise.
     Tendering Holders of Notes purchased in the Tender Offers will not be obligated to pay brokerage commissions, fees or, except in the circumstances described in the Letter of Transmittal, transfer taxes to us with respect to the purchase of their Notes. We will pay all charges and expenses incurred by us in connection with our making the Tender Offer. See “Persons Employed in Connection with the Tender Offers and the Consent Solicitations” and “Miscellaneous.”
PROCEDURES FOR TENDERING NOTES AND DELIVERING CONSENTS
     The tender of Notes before the Consent Date pursuant to the Tender Offers and in accordance with the procedures described below will be deemed to constitute the delivery of a Consent with respect to the Notes tendered. Holders may not deliver Consents without tendering their Notes in the Tender Offer. Holders that validly tender their Notes (or defectively tender their Notes, if such defect has been waived by us) and deliver Consents on or before the Consent Date will be eligible to receive the Total Consideration plus unpaid Accrued Interest. Notes tendered after the Consent Date but on or before the Expiration Date will be eligible to receive only the Tender Offer Consideration plus unpaid Accrued Interest.
     A defective tender of Notes (which defect is not waived by us) will not constitute valid delivery of the Notes or Consents and will not entitle the Holder thereof to any payment pursuant to the Tender Offers or the Consent Solicitations.
Tender of Notes
     For a Holder to tender Notes validly pursuant to the Tender Offers, a properly completed and duly executed Letter of Transmittal (or facsimile thereof), with any required signature guarantee, or (in the case of a book-entry transfer) an Agent’s Message (as defined below) in lieu of the Letter of Transmittal, and any other required documents, must be received by the Depositary at its address set forth on the back cover of this Offer to Purchase on or prior to the Expiration Date. In addition, on or prior to the Expiration Date, either (a) certificates for tendered Notes must be received by the Depositary at such address or (b) such Notes must be transferred pursuant to the procedures for book-entry transfer described below (and a confirmation of such tender must be received by the Depositary, including an Agent’s Message if the tendering Holder has not delivered a Letter of Transmittal). The term “Agent’s Message” means a message, transmitted by DTC to and received by the Depositary and forming a part of a book-entry confirmation, which states that DTC has received an express acknowledgment from the tendering participant, which acknowledgment states that such participant has received and agrees to be bound by the Letter of Transmittal and that we may enforce such Letter of Transmittal against such participant.
     If the Notes are held of record in the name of a person other than the signer of the Letter of Transmittal, or if certificates for unpurchased Notes are to be issued to a person other than the Holder of record, the certificates must be endorsed or accompanied by appropriate bond powers, in either case signed exactly as the name of the holder of record (the “Record Holder”) appears on the certificates, with the signature on the certificates or bond powers guaranteed as described below. If the Notes are held of record in the name of a person other than the signer of the Letter of Transmittal, then the certificates must be accompanied by a completed irrevocable proxy authorizing the signatory to deliver Consent with respect to such Notes.
     Need for Guarantee of Signature. Signatures on a Letter of Transmittal must be guaranteed by a recognized participant (a “Medallion Signature Guarantor”) in the Securities Transfer Agents Medallion Program, unless the Notes tendered thereby are tendered (a) by the Record Holder of such Notes and that Holder has not completed either of the boxes entitled “A. Special Issuance/Delivery Instructions” or “B. Special Payment Instructions” on the Letter of Transmittal, or (b) for the account of a firm that is a member of a registered national securities exchange or The Financial Industry Regulatory Authority or is a commercial bank or trust company having an office in the United States (each, an “Eligible Institution”).
     Book-Entry Delivery of the Notes; Tender through ATOP. Within two business days after the date of this Offer to Purchase, the Depositary will establish an account with respect to the Notes at DTC for purposes of the Tender Offer and the Consent Solicitation. Any financial institution that is a participant in DTC may make book-entry delivery of Notes by causing DTC to transfer such Notes into the Depositary’s account in accordance with DTC’s procedure for such transfer. Although delivery of the Notes may be effected through book-entry at DTC, the Letter of Transmittal (or facsimile thereof), with any required signature guarantees, or (in the case of a book-entry transfer) an Agent’s Message in lieu of the Letter of Transmittal, and any other required documents, must be transmitted to and received by the Depositary on or prior to the Consent Date, in order to be eligible to receive the Total Consideration, or the Expiration Date, in order to be eligible to receive the Tender Offer Consideration, at its address set forth on the back cover of this Offer to Purchase. Delivery of such documents to DTC does not constitute delivery to the Depositary.
     Holders who are tendering by book-entry transfer to the Depositary’s account at DTC may execute their tender through DTC’s ATOP system by transmitting their acceptance to DTC in accordance with DTC’s ATOP procedures; DTC will then verify the tender, execute a book-entry delivery to the Depositary’s account at DTC and send an Agent’s Message to the Depositary. Delivery of the Agent’s Message by DTC will signify a Holder’s acceptance of the Tender Offers and delivery of Consents pursuant to the Consent Solicitations upon the terms and conditions of the Tender Offers and the Consent Solicitations and will satisfy the terms of the Tender Offers and the Consent Solicitations in lieu of execution and delivery of a Letter of Transmittal by the participant identified in the Agent’s Message. Accordingly, the Letter of Transmittal need not be completed by a Holder tendering through ATOP.

     Mutilated, Lost, Stolen or Destroyed Certificates. If a Holder desires to tender Notes, but the certificates evidencing such Notes have been mutilated, lost, stolen or destroyed, such Holder should contact the Trustee for further instructions.
     Backup Withholding. Under U.S. federal income tax laws, the Depositary may be required to withhold 28% of the amount of any payments made to certain Holders pursuant to the Tender Offers and the Consent Solicitations. As discussed in the section called “Material U.S. Federal Income Tax Considerations,” you cannot use the tax summaries herein for the purpose of avoiding penalties that may be asserted against you under the Internal Revenue Code.
     General. The tender of Notes pursuant to the Tender Offers by one of the procedures set forth above will constitute (a) an agreement between the tendering Holder and Reliance in accordance with the terms and subject to the conditions of the Tender Offers and (b) the Consent of the tendering Holder to the Amendments.
     The method of delivery of the Letter of Transmittal, certificates for Notes and all other required documents is at the election and risk of the tendering Holder. If a Holder chooses to deliver by mail, the recommended method is by registered mail with return receipt requested, properly insured. In all cases, sufficient time should be allowed to ensure timely delivery.
     Please note that if Notes are held by a Custodian, the Custodian may have an earlier deadline for tendering Notes pursuant to the Tender Offers and delivery of the Consents pursuant to the Consent Solicitations than the Consent Date or Expiration Date, as the case may be.
     By tendering Notes through book-entry transfer as described in this Offer to Purchase, and subject to, and effective upon, acceptance for purchase of, and payment for, the Notes tendered therewith, a tendering Holder acknowledges receipt of this Offer to Purchase and (i) sells, assigns and transfers to, or upon the order of, Reliance all right, title and interest in and to all the Notes tendered thereby, (ii) waives any and all other rights with respect to the Notes (including, without limitation, the tendering Holder’s waiver of any existing or past defaults and their consequences in respect of the Notes and the Indentures), (iii) releases and discharges Reliance, each of the Issuers and any of their respective affiliates from any and all claims such Holder may have now, or may have in the future, arising out of, or related to, the Notes, including, without limitation, any claims that such Holder is entitled to receive additional principal or interest payments with respect to the Notes or to participate in any redemption or defeasance of the Notes and (iv) irrevocably constitutes and appoints the Depositary as the true and lawful agent and attorney-in-fact of such Holder with respect to any such tendered Notes, with full power of substitution and re-substitution (such power of attorney being deemed to be an irrevocable power coupled with an interest) to (a) transfer ownership of such Notes on the account books maintained by DTC and the Trustee, together with all accompanying evidences of transfer and authenticity, to Reliance, (b) present such Notes for transfer on the relevant security register, and (c) receive all benefits or otherwise exercise all rights of beneficial ownership of such Notes (except that the Depositary will have no rights to, or control over, funds from Reliance, except as agent for the tendering Holders, for the Total Consideration or the Tender Offer Consideration, as the case may be, and unpaid Accrued Interest for any tendered Notes that are purchased by Reliance).
     The Holder, by tendering its Notes, represents and warrants that the Holder has full power and authority to tender, sell, assign and transfer, and to deliver consents in respect of, the Notes tendered, and that when such Notes are accepted for purchase and payment by us, we will acquire good title thereto, free and clear of all liens, restrictions, charges and encumbrances and not subject to any adverse claim or right. The Holder will, upon request, execute and deliver any additional documents deemed by the Depositary or us to be necessary or desirable to complete the sale, assignment and transfer of the Notes tendered and the delivery of the related Consents. All authority conferred or agreed to be conferred by tendering the Notes through book-entry transfer shall survive the death or incapacity of the tendering Holder and every obligation of such Holder incurred in connection with its tender of its Notes shall be binding upon such Holder’s heirs, personal representatives, executors, administrators, successors, assigns, trustees in bankruptcy and other legal representatives.
     All questions as to the form of documents and validity, eligibility (including time of receipt), acceptance for payment and withdrawal of tendered Notes and delivered Consents will be determined by Reliance in its sole discretion, and its determination will be final and binding. Reliance reserves the absolute right to reject any and all tenders of Notes or deliveries of Consents that it determines are not in proper form or for which the acceptance for payment or payment may, in the opinion of its counsel, be unlawful. Reliance also reserves the absolute right in its sole discretion, with respect to each Tender Offer, to waive any of the conditions of the Tender Offers and Consent Solicitations or any defect or irregularity in the tender of Notes of any particular Holder, whether or not similar conditions, defects or irregularities are waived in the case of the other Holders. Reliance’s interpretation of the terms and conditions of the Tender Offers and Consent Solicitations (including the instructions in the Letter of

Transmittal) will be final and binding. None of Reliance, PNA Holding, the Issuers, the Trustee, the Dealer Manager, the Depositary, the Information Agent or any other person will be under any duty to give notice of any defects or irregularities in tenders or any notices of withdrawal or will incur any liability for failure to give any such notice.
WITHDRAWAL OF TENDERS; REVOCATION OF CONSENTS AND ABSENCE OF
APPRAISAL RIGHTS
     Notes tendered pursuant to the Tender Offers may be withdrawn and Consents may be revoked pursuant to the Tender Offers and Consent Solicitations at any time before the Consent Date, but not thereafter. The withdrawal of Notes before the Consent Date in accordance with the procedures set forth hereunder will effect a revocation of the related Consent. In order for a Holder of Notes to revoke a Consent, such Holder must withdraw the related tendered Notes. Holders of Notes may contact the Depositary at its address set forth on the back cover of this Offer to Purchase for information regarding withdrawal of Notes from the Book-Entry Transfer Facility.
     For a withdrawal of Notes and revocation of Consents to be effective, a written facsimile transmission notice of withdrawal or revocation must be timely received by the Depositary at its address set forth on the back cover of this Offer to Purchase. The withdrawal notice must (a) specify the name of the Holder who tendered the Notes to be withdrawn or as to which Consents are to be revoked and, if different, the name of the Record Holder of such Notes (or, in the case of Notes tendered by book-entry transfer, the name of the participant for whose account such Notes were tendered and such participant’s account number at DTC to be credited with the withdrawn Notes), (b) contain a description of the Notes to be withdrawn (including the principal amount to be withdrawn and, in the case of Notes tendered by delivery of certificates rather than book-entry transfer, the certificate numbers thereof) or to which the notice of revocation relates and (c) be signed by the Holder of such Notes in the same manner as the original signature on any Letter of Transmittal, including any required signature guarantees (or, in the case of Notes tendered by a DTC participant through ATOP, be signed by such participant in the same manner as the participant’s name is listed on the applicable Agent’s Message), or be accompanied by (x) documents of transfer sufficient to have the Depositary register the transfer of the Notes into the name of the person withdrawing such Notes and (y) a properly completed irrevocable proxy that authorizes such person to effect such revocation on behalf of such Holder. The signature on the notice of withdrawal must be guaranteed by a Medallion Signature Guarantor unless such Notes have been tendered for the account of an Eligible Institution. If certificates for the Notes to be withdrawn have been delivered or otherwise identified to the Depositary, a signed notice of withdrawal will be effective immediately upon receipt by the Depositary of written or facsimile transmission notice of withdrawal even if physical release is not yet effected.
     Withdrawals of tenders of Notes and revocation of Consents may not be rescinded, and any Notes properly withdrawn will thereafter be deemed not validly tendered and any Consents revoked will be deemed not validly delivered for purposes of the Tender Offers. Properly withdrawn Notes and revoked Consents may, however, be re-tendered following one of the procedures described under “Procedures for Tendering Notes and Delivering Consents” at any time prior to the Consent Date or Expiration Date, as applicable.
     Withdrawals of Notes and revocation of Consents can only be accomplished in accordance with the foregoing procedures. All questions as to the validity (including time of receipt) of notices of withdrawal or revocation will be determined by us in our sole discretion, and our determination shall be final and binding. None of Reliance, PNA Holding, the Issuers, the Trustee, the Dealer Manager, the Depositary, the Information Agent or any other person will be under any duty to give notification of any defects or irregularities in any notice of withdrawal or revocation, or incur any liability for failure to give any such notification.
     The Notes are debt obligations and are governed by the Indentures. There are no appraisal or other similar statutory rights available to Holders in connection with the Tender Offers or the Consent Solicitations.
CONDITIONS OF THE TENDER OFFERS AND CONSENT SOLICITATIONS
     Notwithstanding any other provision of the Tender Offers or the Consent Solicitations, with respect to each Tender Offer and each Consent Solicitation, we will not be required to accept for purchase, or to pay for, Notes tendered pursuant to the Tender Offers or Consents delivered pursuant to the Consent Solicitations and may terminate, extend or amend either or both of the Tender Offers and the Consent Solicitations and may (subject to Rule 14e-1(c) under the Exchange Act, which requires that an offeror pay the consideration offered or return the securities deposited by or on behalf of the Holders thereof promptly after the expiration, termination or withdrawal of a tender offer) postpone the acceptance for purchase of, and payment for, Notes so tendered and Consents so delivered if:

     (i) the Acquisition has not been consummated; or
     (ii) in our reasonable judgment, any actual or threatened legal impediment (including a default under an agreement, indentures or other instrument or obligation to which Reliance, PNA Holding, the Issuers or any of their respective affiliates is party or by which any of them is bound) to the purchase of such Notes pursuant to such Tender Offer and Consent Solicitation has arisen on or prior to the Expiration Date; or
     (iii) any change or development, including a prospective change or development, that, in our reasonable judgment, has or may have a material adverse effect on PNA Holding, PNA Group or PNA Intermediate the market price of the Notes or the value of the Notes has occurred on or prior to the Expiration Date; or
     (iv) on or prior to the Expiration Date, any order, statute, rule, regulation, executive order, stay, decree, judgment or injunction shall have been proposed, enacted, entered, issued, promulgated, enforced or deemed applicable by any court or governmental, regulatory or administrative agency or instrumentality that, in our reasonable judgment, would prohibit, prevent, restrict or delay consummation of such Tender Offer and Consent Solicitation; or
     (v) on or prior to the Expiration Date, the Trustee shall have objected in any respect to or taken any action that could, in our reasonable judgment, adversely affect the consummation of such Tender Offer or such Consent Solicitation or shall have taken any action that challenges the validity or effectiveness of the procedures used by us in the making of such Tender Offer or such Consent Solicitation or the acceptance of, or payment for, the Notes or, if the requisite Consents to approve the Amendments are received, the effectiveness of the Amendments.
     The Tender Offers are not conditioned upon any minimum principal amount of the Notes being tendered or upon the receipt of Consents necessary to approve the Amendments. Neither Tender Offer is conditioned upon the completion of the other Tender Offer.
     The conditions to the Tender Offers and the Consent Solicitations are for the sole benefit of Reliance and may be asserted by us in our sole discretion with respect to each Tender Offer and each Consent Solicitation, regardless of the circumstances giving rise to such conditions or may be waived by us, in whole or in part, in our sole discretion, whether or not any other condition of the Tender Offers and the Consent Solicitations also is waived. Our failure at any time to exercise any of the foregoing rights shall not be deemed a waiver of any right, and each right shall be deemed an ongoing right which may be asserted at any time up until the Expiration Date. We have not made a decision as to what circumstances would lead us to waive any such condition, and any such waiver would depend on circumstances prevailing at the time of such waiver. Any determination by us concerning the events described in this section shall be final and binding upon all Holders.
     Although we have no present plans or arrangements to do so, we reserve the right to amend, at any time, the terms of the Tender Offers and/or the Consent Solicitations. We will give Holders notice of such amendments as may be required by applicable law.
THE AMENDMENTS
     The Amendments will be set forth in supplemental indentures to each of the Indentures for the Notes to be entered into between the Issuer of the Notes governed by such Indenture, any Guarantors and the Trustee under such indenture. With respect to each Indenture, such supplemental indenture will be entered into and become effective promptly following our acceptance for payment of the related Notes pursuant to the Tender Offer. In the Consent Solicitations, Reliance is seeking Consents to all the Amendments with respect to each Consent Solicitation as a single proposal. Accordingly, a Consent purporting to consent to only some of the Amendments will be deemed not to be a valid delivery of a Consent by a Holder.
     The Amendments would, among other things, eliminate in their entirety the obligations of the Issuers and any guarantors to comply with substantially all of the restrictive covenants contained in each of the Indentures and the Notes (other than the covenants related to change of control offers) as well as eliminate certain events of default. Specifically, the Amendments would eliminate the following covenants and events of default contained in the Indentures:

Fixed Note Indenture		Floating Note Indenture
Section	Provision	Section	Provision
Section 4.3	Provision of Financial Information	Section 4.3	Provision of Financial Information

Section 4.4	Compliance Certificate	Section 4.4	Compliance Certificate

Section 4.5	Taxes; Insurance	Section 4.5	Taxes; Insurance

Section 4.6	Stay; Extension and Usury Laws	Section 4.6	Stay; Extension and Usury Laws

Section 4.7	Limitation on Restricted Payments	Section 4.7	Limitation on Restricted Payments

Section 4.8	Limitation on Dividends and Other Payments Affecting Restricted Subsidiaries	Section 4.8	Limitation on Dividends and Other Payments Affecting Restricted Subsidiaries

Section 4.9	Limitation on Incurrence of Debt	Section 4.9	Limitation on Incurrence of Debt

Section 4.10	Limitation on Asset Sales	Section 4.10	Limitation on Asset Sales

Section 4.11	Limitation on Transactions with Affiliates	Section 4.11	Limitation on Transactions with Affiliates

Section 4.12	Limitation on Liens	Section 4.12	Limitation on Liens

Section 4.13	Limitation on Sale and Leaseback Transactions	Section 4.13	Limitation on Sale and Leaseback Transactions

Section 4.15	Corporate Existence	Section 4.15	Corporate Existence

Section 4.17	Business Activities	Section 4.17	Business Activities

Section 4.20	Additional Note Guarantees	Section 4.20	Additional Note Guarantees

Section 4.21	Limitation on Creation of Unrestricted Subsidiaries	Section 4.21	Limitation on Creation of Unrestricted Subsidiaries

Section 4.22	Further Instruments and Acts	Section 4.22	Further Instruments and Acts

Section 5.1	Merger, Consolidation or Sale of Assets – deletion of conditions to consolidations, mergers, transfers and leases as to the absence of defaults and events of default and the ability of the issuer of the Fixed Notes or surviving entity to incur additional indebtedness under the Indenture	Section 5.1	Merger, Consolidation or Sale of Assets – deletion of conditions to consolidations, mergers, transfers and leases as to the absence of defaults and events of default and the ability of the issuer of the Floating Notes or surviving entity to incur additional indebtedness under the Indenture

Section 6.1 (3), (4), (5), (6), (7)	Certain Events of Default (relating to defaults with respect to the enforceability of any Note Guarantee, defaults under other covenants or agreements in the Indenture, defaults under instruments securing or evidencing indebtedness and the rendering of certain judgments)	Section 6.1 (3), (4), (5), (6),	Certain Events of Default (relating to defaults under other covenants or agreements in the Indenture, defaults under instruments securing or evidencing indebtedness and the rendering of certain judgments)
     The Amendments would also delete definitions in the respective Indentures if all references to such definitions would be eliminated as a result of the foregoing and make certain other changes of a technical or conforming nature to the Indentures and the Notes.
     Reliance expects that each Issuer will enter into a supplemental indenture prior to the completion of the Tender Offer for its Notes, assuming that the requisite Consents to adopt the Amendments are received, and such supplemental indenture will become effective immediately upon its execution. The Amendments will not become operative with respect to a series of Notes, however, until Reliance accepts for payment all such Notes validly tendered and not validly withdrawn pursuant to the Tender Offer therefor.

     If the Tender Offers are consummated and the Amendments become operative, the Amendments will be binding on all outstanding Notes. The modification or elimination of restrictive covenants, certain events of default, and other provisions pursuant to the Amendments may permit the Issuers of the Notes to take actions that, among other things, could increase the credit risks with respect to the issuer of the Notes faced by non-tendering Holders, adversely affect the market price of the Notes that remain outstanding or otherwise be adverse to the interests of non-tendering Holders. See “Certain Significant Considerations.”
     The foregoing is qualified in its entirety by reference to the Indentures and the form of the supplemental indentures.
OTHER PURCHASES OF NOTES
     Whether or not the Tender Offers are consummated, we and our affiliates may from time to time acquire Notes, otherwise than pursuant to the Tender Offers, through open-market purchases, privately negotiated transactions, tender offers, exchange offers, redemptions or otherwise, upon such terms and at such prices as we may determine (or as may be provided for in the Indentures), which may be more or less than the price to be paid pursuant to the Tender Offers and could be for cash or other consideration.
MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS
     This disclosure is limited to the federal tax issues addressed herein.  Additional issues may exist that are not addressed in this disclosure and that could affect the federal tax treatment of the Tender Offers and the Consent Solicitations.  This tax disclosure was written in connection with the promotion or marketing by Reliance of the Tender Offers and Consent Solicitations, and it cannot be used by any holder for the purpose of avoiding penalties that may be asserted against the holder under the Internal Revenue Code of 1986, as amended (the “Code”).  Holders should seek their own advice based on their particular circumstances from an independent tax advisor.
     The following summary describes the material U.S. federal income tax consequences related to the Tender Offers and Consent Solicitations. This discussion applies only to Notes held as capital assets and does not describe all of the tax consequences that may be relevant to holders in light of their particular circumstances or to holders subject to special rules, such as:
•	certain financial institutions;

•	insurance companies;

•	dealers and traders in securities or foreign currencies;

•	tax-exempt organizations;

•	certain former citizens and residents of the United States;

•	persons holding Notes as part of a straddle, hedge or integrated transaction;

•	U.S. Holders (as defined below) whose functional currency is not the U.S. dollar;

•	partnerships or other entities classified as partnerships for U.S. federal income tax purposes; or

•	persons subject to the alternative minimum tax.
     This summary is based on the Code, administrative pronouncements, judicial decisions and final, temporary and proposed Treasury regulations in effect as of the date hereof, changes to any of which subsequent to the date of this Offer to Purchase and Consent Solicitation Statement may affect the tax consequences described herein. Holders are urged to consult their own tax advisors with regard to the application of the U.S. federal income tax laws to their particular situations as well as any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction.
     If a partnership holds a Note, the U.S. federal income tax treatment of a partner generally will depend upon the status of the partner and the activities of the partnership. As a result, this summary does not address the tax treatment of partnerships or persons who hold their Notes through a partnership or other pass-through entity. Any partners of a partnership holding the Notes are urged to consult their tax advisors.

Tax Consequences to U.S. Holders
     As used herein, the term “U.S. Holder” means a beneficial owner of a Note that is, for U.S. federal income tax purposes:
•	an individual citizen or resident of the United States;

•	a corporation, or other entity taxable as a corporation for U.S. federal income tax purposes, created or organized in or under the laws of the United States or of any political subdivision thereof; or

•	an estate or trust the income of which is subject to U.S. federal income taxation regardless of its source.
Consequences to Tendering U.S. Holders
     Upon Reliance’s purchase of the Notes pursuant to the Tender Offers and Consent Solicitations, a U.S. Holder will recognize taxable gain or loss equal to the difference between the amount of cash received in exchange for the Notes (other than cash attributable to accrued interest and, as discussed below under “—Consent Payment,” potentially other than the amount of any Consent Payment) and such U.S. Holder’s adjusted tax basis in tendered Notes. Subject to the discussions below under “—Market Discount,” any gain or loss will be capital gain or loss. Such capital gain or loss will be long-term capital gain or loss if the U.S. Holder held the Notes for more than one year at the time of the repurchase pursuant to the Tender Offers. The deduction of capital losses for U.S. federal income tax purposes is subject to limitations. The cash received attributable to accrued but unpaid interest that has not yet been included in a U.S. Holder’s income will be taxable as ordinary interest income.
     Market Discount. If a U.S. Holder holds Notes acquired at a “market discount,” any gain recognized by the U.S. Holder upon the purchase of the Notes pursuant to the Tender Offers would be recharacterized as ordinary interest income to the extent of accrued market discount that had not previously been included as ordinary income. A U.S. Holder will be treated as having acquired a Fixed Note at a “market discount” if its principal amount exceeded its initial tax basis in the hands of such U.S. Holder, unless a statutorily defined de minimis exception applies. A U.S. Holder will be treated as having acquired a Floating Note at a “market discount” if its adjusted issue price at acquisition exceeded its initial tax basis in the hands of such U.S. Holder, unless a statutorily defined de minimis exception applies.
     Consent Payment. The U.S. federal income tax treatment of a holder’s receipt of a Consent Payment is unclear. The receipt of a Consent Payment by a holder may be treated for U.S. federal income tax purposes either as (i) additional consideration received in exchange for the Notes, in which case such amount would be taken into account in determining the amount of gain or loss on the purchase by Reliance or (ii) separate consideration for consenting to the Amendments, in which case such amount would constitute ordinary income to a U.S. Holder. Reliance intends to treat a Consent Payment as additional consideration paid in exchange for the tendered Notes. U.S. Holders are urged to consult their own tax advisors regarding the proper characterization and treatment of a Consent Payment for U.S. federal income tax purposes.
     Information Reporting and Backup Withholding. Information returns will be filed with the Internal Revenue Service (“IRS”) in connection with payments made with respect to the Tender Offers and Consent Solicitations (including any Consent Payments and any amounts attributable to accrued but unpaid interest), unless the U.S. Holder is a corporation or other exempt recipient. A U.S. Holder will be subject to U.S. backup withholding on such payments if the U.S. Holder fails to provide its taxpayer identification number to the Depositary and comply with certain certification procedures or otherwise establish an exemption from backup withholding. The amount of any backup withholding deducted from a payment to a U.S. Holder will be allowed as a credit against the U.S. Holder’s U.S. federal income tax liability and may entitle the U.S. Holder to a refund, provided that the required information is furnished to the IRS.
Consequences to Non-Tendering U.S. Holders
     If the Amendments are adopted, the U.S. federal income tax consequences to non-tendering U.S. Holders will depend on whether or not, under applicable Treasury regulations (the “Regulations”), the adoption of the Amendments constitutes a “significant modification” of the Notes. If the adoption of the Amendments constitutes a significant modification of the Notes, non-tendering U.S. Holders will be deemed to have exchanged their Notes (“Old Notes”) for new Notes (“New Notes”).

     Under the Regulations, the modification of a debt instrument is a significant modification if, based on the facts and circumstances and taking into account all modifications of the debt instrument collectively (except for, among others, modifications that add, delete or alter customary accounting or financial covenants), the legal rights or obligations that are altered and the degree to which they are altered are “economically significant.” The Regulations provide that a modification of a debt instrument that adds, deletes or alters customary accounting or financial covenants is not a significant modification.
     We intend to take the position that the adoption of the Amendments would not cause a significant modification of the Notes under the Regulations, and therefore would not result in a deemed exchange of the Notes for U.S. federal income tax purposes. Even if the adoption of the Amendments were to constitute a significant modification of the Notes, a non-tendering U.S. Holder would not recognize gain or loss if the deemed exchange qualified as a tax-free recapitalization. The deemed exchange will be treated as a recapitalization only if both the Old Notes and the New Notes constitute “securities” within the meaning of the provisions of the Code governing reorganizations. Although the matter is not free from doubt, we intend to take the position that any deemed exchange would qualify as a recapitalization for U.S. federal income tax purposes. Provided that the adoption of the Amendments does not result in a deemed exchange or, failing that, provided that the deemed exchange constitutes a tax-free recapitalization, a non-tendering U.S. Holder will have the same adjusted tax basis in, and holding period for, the Notes following the adoption of the Amendments as the holder had immediately prior to the adoption of the Amendments.
     If the adoption of the Amendments were deemed to constitute a significant modification of the Notes and if the resulting deemed exchange were not to constitute a recapitalization, the adoption of the Amendments would be a taxable event for non-tendering U.S. Holders. In such case, a non-tendering U.S. Holder would generally realize gain or loss on the deemed exchange of Old Notes for New Notes in an amount equal to the difference (if any) between the amount realized on the deemed exchange and such U.S. Holder’s adjusted tax basis in the Old Notes. The amount realized would equal the “issue price” of the New Notes (other than any amount treated as received with respect to accrued interest on the Old Notes, which would be taxable as ordinary interest income to the extent not previously included in income). The issue price of the New Notes will depend on whether the Old Notes or the New Notes are “publicly traded” within the meaning of applicable Treasury regulations. If either the Old Notes or the New Notes are publicly traded, the issue price of the New Notes will equal the fair market value of the New Notes (if the New Notes are publicly traded) or the Old Notes (if the New Notes are not publicly traded), in each case on the date of the deemed exchange. If neither the Old Notes nor the New Notes are publicly traded, the issue price of the New Notes will equal their stated principal amount.
     If a deemed exchange is treated as a wash sale within the meaning of Section 1091 of the Code, U.S. Holders would not be allowed to currently recognize any loss resulting from the deemed exchange. Instead, such loss will be deferred, and would be reflected as an increase in the basis of the New Notes. U.S. Holders should consult their own tax advisors regarding whether a deemed exchange may be subject to the wash sale rules.
     Subject to the application of the market discount rules discussed in the next paragraph, any gain or loss will be capital gain or loss, and will be long-term capital gain or loss if at the time of the deemed exchange, the Old Notes have been held for more than one year. The deduction of capital losses for U.S. federal income tax purposes is subject to limitations. A U.S. Holder’s holding period for a New Note will commence on the date immediately following the date of the deemed exchange, and the U.S. Holder’s initial tax basis in the New Note will be the issue price of the New Note.
     If a U.S. Holder holds Old Notes acquired at a “market discount,” any gain recognized by the holder on a deemed exchange of the Old Notes would be recharacterized as ordinary interest income to the extent of accrued market discount that had not previously been included as ordinary income. If the deemed exchange qualifies as a recapitalization, however, any market discount on the Old Notes prior to the deemed exchange would survive the deemed exchange, although some or all of the market discount could effectively be converted into original issue discount, as described immediately below.
     Subject to a statutory de minimis exception, if the issue price of a New Note received on a deemed exchange for a Fixed Note (determined in the manner described above) at the time of the deemed exchange were less than its principal amount, such New Note would have original issue discount for U.S. federal income tax purposes, which would be included in a U.S. Holder’s gross income on a constant yield basis in advance of receipt of cash attributable to the discount. Each New Note received on a deemed exchange for a Floating Note will have original issue discount for U.S. federal income tax purposes, which will be included in a U.S. Holder’s gross income on a constant yield basis in advance of receipt of cash attributable to the discount.
     In addition, as described in “Certain Significant Considerations,” Reliance may in the future effect a redemption or a redemption and a defeasance of any Notes that are not tendered pursuant to the Tender Offers and Consent Solicitations. Upon the redemption of any such Notes, a non-tendering U.S. Holder would generally recognize taxable gain or loss in accordance with the principles set forth under “—Consequences to Tendering U.S. Holders.” A defeasance would constitute a significant modification of such Notes for U.S. federal income tax purposes under the Regulations, and non-tendering U.S. Holders would be deemed to have exchanged their Old Notes for New Notes as described above, except that such exchange likely would not qualify as a recapitalization.
     Holders are encouraged to consult their own tax advisors as to the consequences of the adoption of the Amendments.
Tax Consequences to Non-U.S. Holders
     As used herein, the term “Non-U.S. Holder” means a beneficial owner of a Note that is, for U.S. federal income tax purposes:
•	a nonresident alien individual;

•	a foreign corporation; or

•	a foreign estate or trust.
     This discussion is not addressed to Non-U.S. Holders who own, actually or constructively, 10% or more of the total combined voting power of all classes of stock of Reliance entitled to vote, who own, actually or constructively, 10% or more of the value of stock of Reliance or who are controlled foreign corporations related to Reliance through stock ownership. Additionally, this discussion does not describe the U.S. federal income tax consequences to Non-U.S. Holders who are engaged in a trade or business in the United States with which the Notes are effectively connected, or who are individuals present in the United States for 183 days or more in the taxable year of disposition of the Notes. Such Non-U.S. Holders will generally be subject to special rules and are encouraged to consult their own tax advisors regarding the U.S. federal income tax consequences applicable to their particular situation.
Consequences to Tendering Non-U.S. Holders
     Subject to the discussions below under “—Consent Payment” and “—Information Reporting and Backup Withholding,” any payments received by a Non-U.S. Holder in exchange for Notes surrendered in the Tender Offers and Consent Solicitations generally will not be subject to U.S. federal income or withholding tax, provided that the Non-U.S. Holder certifies on IRS Form W-8BEN (or other applicable form) under penalties of perjury, that it is not a United States person.
     Consent Payment. As described above under “—Tax Consequences to U.S. Holders—Consequences to Tendering U.S. Holders—Consent Payment,” we intend to take the position that a Consent Payment is additional consideration in exchange for the tendered Notes, in which case the payment will not be subject to U.S. federal income or withholding tax except as described in the next paragraph. If the IRS were to take the position that a Consent Payment is treated as separate consideration for consenting to the Amendments, we could be subject to tax on any amounts that were required to be withheld. Non-U.S. Holders are encouraged to consult their own tax advisors with respect to the U.S. federal income tax treatment of the Consent Payment.
     Information Reporting and Backup Withholding. Unless a Non-U.S. Holder complies with certification procedures to establish that it is not a United States person, the Non-U.S. Holder may be subject to information reporting and U.S. backup withholding on any payments received in exchange for Notes. The amount of any backup withholding from a payment to a Non-U.S. Holder will be allowed as a credit against the Non-U.S. Holder’s U.S. federal income tax liability and may entitle the Non-U.S. Holder to a refund, provided that the required information is furnished to the IRS.
Consequences to Non-Tendering Non-U.S. Holders
     Subject to the following sentence, Non-U.S. Holders that do not tender their Notes pursuant to the Tender Offers and Consent Solicitations will generally not be subject to U.S. federal income tax. If there is a deemed exchange of Old Notes for New Notes, the portion of the New Notes deemed received that is attributable to accrued interest or original issue discount on the Old Notes may be subject to U.S. federal withholding tax, unless the Non-U.S. Holder has certified on IRS Form W-8BEN (or other applicable form), under penalties of perjury, that it is not a United States person. Non-U.S. Holders are encouraged to consult their own tax advisors regarding the potential tax consequences of not tendering their Notes pursuant to the Tender Offers and Consent Solicitations.
PERSONS EMPLOYED IN CONNECTION WITH THE TENDER OFFERS AND THE
CONSENT SOLICITATIONS
Dealer Manager
     The Dealer Manager for the Tender Offers and Consent Solicitations is Citigroup Global Markets Inc. We have agreed to pay the Dealer Manager customary fees for its services as dealer manager in connection with the Tender Offers and the Consent Solicitations. We have also agreed to reimburse the Dealer Manager for its reasonable out-of-pocket expenses incurred in connection with the Tender Offers and the Consent Solicitations, including fees and disbursements of counsel, and to indemnify the Dealer Manager for certain liabilities, including liabilities arising under federal securities laws.
     The Dealer Manager and its affiliates have rendered and may in the future render various investment banking, lending and commercial banking services and other advisory services to Reliance, PNA Holding, the Issuers and any of their respecitve affiliates. The Dealer Manager has received, and may in the future receive, customary compensation for such services. The Dealer Manager may from time to time hold Notes in its proprietary accounts, and, to the extent it owns Notes in these accounts at the time of the Tender Offers and the Consent Solicitations, the Dealer Manager may tender those Notes and deliver related Consents.
Information Agent and Depositary
     We have appointed Global Bondholder Services Corporation as the Information Agent with respect to the Tender Offers and Consent Solicitations. We will pay the Information Agent customary fees for its services and reimburse the Information Agent for its reasonable out-of-pocket expenses in connection therewith. We have also agreed to indemnify the Information Agent for certain liabilities. Requests for additional copies of documentation may be directed to the Information Agent at the address and telephone numbers set forth on the back cover of this Offer to Purchase.
     Global Bondholder Services Corporation has been appointed the Depositary for the Tender Offers. All deliveries and correspondence sent to the Depositary should be directed to one of the addresses set forth on the back cover of this Offer to Purchase. We will pay the Depositary customary fees for its services and reimburse the Depositary for its reasonable out-of-pocket expenses in connection therewith. We have also agreed to indemnify the Depositary for certain liabilities.
Other
     In connection with the Tender Offers and Consent Solicitations, directors and officers of Reliance and its affiliates may solicit tenders and Consents by use of the mails, personally or by telephone, fax, electronic communication or other similar methods. Members of the Board and management of Reliance will not be specifically compensated for these services. We will pay brokerage houses and other custodians, nominees and fiduciaries the reasonable out-of-pocket expenses incurred by them in forwarding copies of this Offer to Purchase and related documents to the beneficial owners of the Notes and in handling or forwarding tenders of Notes by their customers.
MISCELLANEOUS
     The Tender Offers and Consent Solicitations are not being made to (nor will tenders of Notes or Consents be accepted from or on behalf of) Holders of Notes in any jurisdiction in which the making or acceptance of the Tender Offers and Consent Solicitations would not be in compliance with the laws of such jurisdiction. However, we, in our sole discretion, may take such action as we may deem necessary to make or extend the Tender Offers and Consent Solicitations in any such jurisdiction.
     No person has been authorized to give any information or make any representation on our behalf that is not contained in this Offer to Purchase or other offer documents and, if given or made, such information or representation should not be relied upon.
     NONE OF RELIANCE, PNA HOLDING, THE ISSUERS, THE DEALER MANAGER, THE DEPOSITARY, THE INFORMATION AGENT OR THE TRUSTEE MAKES ANY RECOMMENDATION AS TO WHETHER

OR NOT HOLDERS SHOULD TENDER ALL OR A PORTION OF THEIR NOTES PURSUANT TO THE TENDER OFFERS AND DELIVERY OF CONSENTS IN THE CONSENT SOLICITATIONS. EACH HOLDER MUST MAKE ITS OWN DECISION AS TO WHETHER OR NOT TO TENDER NOTES AND, IF SO, THE PRINCIPAL AMOUNT OF NOTES AS TO WHICH ACTION IS TO BE TAKEN.
RELIANCE STEEL & ALUMINUM CO.

     In order to tender and consent, a Holder should send or deliver a properly completed and signed Letter of Transmittal, certificates for Notes and any other required documents to the Depositary at the address set forth below or tender pursuant to DTC’s Automated Tender Offer Program.
The Depositary for the Tender Offers and Consent Solicitations is:
Global Bondholder Services Corporation
By facsimile:
(For Eligible Institutions only):
(212) 430-3775
Confirmation:
(212) 430-3774

By Mail:	By Overnight Courier:	By Hand:
65 Broadway, Suite 723 New York, NY 10006	65 Broadway, Suite 723 New York, NY 10006	65 Broadway, Suite 723 New York, NY 10006
The Information Agent for the Tender Offers and Consent Solicitations is:
Global Bondholder Services Corporation
Global Bondholder Services Corporation
65 Broadway, Suite 723
New York, NY 10006
Attention: Corporate Actions
Banks and Brokers call: (212) 430-3774
Toll-Free: (866) 807-2200
     Any questions or requests for assistance or for additional copies of this Offer to Purchase or the Letter of Transmittal may be directed to the Information Agent at its telephone number above. A Holder may also contact the Dealer Manager at its telephone numbers set forth below or such Holder’s Custodian for assistance concerning the Tender Offers and Consent Solicitations.
The Dealer Manager for the Tender Offers and the Consent Solicitations is:
Citi
Liability Management Group
390 Greenwich Street, 4th Floor
New York, NY 10013
(800) 558-3745 (toll-free)
(212) 723-6106 (collect)